MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                        Consolidated Financial Statements


                           December 31, 2002 and 2001



                                Table of Contents


Independent Auditors' Report................................................1

Consolidated Financial Statements:

               Consolidated Balance Sheet...................................2

               Consolidated Statements of Operations........................3

               Consolidated Statements of Stockholders' Deficit.............4

               Consolidated Statements of Cash Flows........................6



Notes to Consolidated Financial Statements..................................7

                          Independent Auditors' Report
                          ----------------------------

To the Stockholders and Board of Directors of Midwest Venture Holdings, Inc.:


We have audited the accompanying consolidated balance sheet of Midwest Venture Holdings, Inc. (a development stage company) (the "Company") as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2002 and 2001, and for the period March 2000 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Venture Holdings, Inc. as of December 31, 2002 and the results of their operations and cash flows for the years ended December 31, 2002 and 2001, and for the period March 2000 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Midwest Venture Holdings, Inc. (a development stage company) will continue as a going concern. As discussed in Note 5 to the financial statements, the Company's net loss during the development period and the need to obtain substantial additional funding to complete its development raises substantial doubt about the entity's ability to continue as a going concern. Management's plans and intentions with regard to these matters are discussed in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Orlando, Florida
April 11, 2003

                         MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                           Consolidated Balance Sheets

                                December 31, 2002


                        Assets
                        ------

           Total assets                                  $         -
                                                          ===========

         Liabilities and Stockholders' Deficit
--------------------------------------------------------

Current liabilities:
   Accounts payable and accrued expenses                 $   209,964
   Due to shareholders                                        28,209
   Note payable                                              100,000
                                                          -----------

           Total liabilities                                 338,173

Stockholders' deficit:
   Common stock - $.001 par value; 45,000,000 shares
      authorized; 157,293 shares issued and outstanding          157
   Preferred stock - $.001 par value; 5,000,000 shares
      authorized; no shares issued and outstanding                 -
   Additional paid-in capital                              5,031,677
   Deficit accumulated during the development stage       (5,370,007)
                                                          -----------

           Total stockholders' deficit                      (338,173)
                                                          -----------

           Total liabilities and stockholders' deficit   $         -
                                                          ===========


See accompanying notes to financial statements.

                         MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                      Consolidated Statements of Operations




                                                                             Cumulative from
                                             For the          For the        the period from
                                           year ended       year ended         March 2000
                                          December 31,     December 31,       (inception)
                                              2002             2001              through
                                                                            December 31, 2002
                                          -------------    -------------    -----------------

Expenses:
  Marketing and public relations           $         -           16,484              109,884
  General and administrative                 2,819,942        2,194,249            5,220,553
                                            -----------    -------------    -----------------

    Loss from operations before other
     income                                  2,819,942        2,210,733            5,330,437

Other (income) expense:
  Interest income                                    -             (123)                (123)
  Interest expense                               8,000           31,693               39,693
                                            -----------    -------------    -----------------

      Net loss                             $(2,827,942)      (2,242,303)          (5,370,007)
                                            ===========    =============    =================

Net loss per common share - basic and
 diluted                                   $    (27.39)       (4,613.79)
                                            ===========    =============

Weighted average common shares outstanding     103,233              486
                                            ===========    =============


See accompanying notes to financial statements.

                         MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                Consolidated Statements of Stockholders' Deficit



              From inception (March 2000) through December 31, 2002





                                                                     Accumulated
                                                                      deficit
                                                        Additional     during
                                             Common      paid-in    development
                               Shares        stock       capital       stage           Total
                            ------------- ------------ ------------ ------------ -----------------

Inception                              -  $         -            -            -                 -

Issuance of stock                560,000          560      559,440            -           560,000
Fees for raising equity                -            -     (145,844)           -          (145,844)

Net loss                               -            -            -     (299,762)         (299,762)
                            -------------  ----------- ------------ ------------ -----------------

Balances, December 31, 2000      560,000          560      413,596     (299,762)          114,394

Shares issued to reflect
re-capitalization of
 reverse
acquisition                    8,449,259        8,449       (8,449)           -                 -

Assumption of net
 liabilities in
connection with the reverse
acquisition                            -            -      (89,062)           -           (89,062)

Issuance of stock for
 services:
  March 2001                     500,000          500      358,900                        359,400
  April 2001                     550,000          550      136,950                        137,500
  August 2001                  1,250,000        1,250      311,250                        312,500
  September 2001                 870,000          870      129,630                        130,500
  November 2001                  880,000          880      967,120                        968,000

25 to 1 stock split          (11,692,022)     (11,692)      11,692            -                 -

Conversion of notes payable       12,858           13       44,987            -            45,000

Net loss                               -            -            -   (2,242,303)       (2,242,303)
                            -------------  ----------- ------------ ------------ -----------------

Balances, December 31, 2001    1,380,095  $     1,380    2,276,614   (2,542,065)         (264,071)
                            =============  =========== ============ ============ =================


See accompanying notes to financial statements.

                         MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


           Consolidated Statements of Stockholders' Deficit, Continued




              From inception (March 2000) through December 31, 2002





                                                                    Accumulated
                                                                      deficit
                                                        Additional     during
                                             Common      paid-in    development
                                Shares        Stock      capital       stage          Total
                            -------------- ----------- ------------ ------------ ----------------

Balances, December 31, 2001     1,380,095      $1,380    2,276,614   (2,542,065)        (264,071)

Issuance of stock in
 settlement
  of shareholder lawsuit        1,774,000       1,774      282,066            -          283,840

Issuance of stock for
 services:
  January 2002                  1,000,000       1,000      159,000            -          160,000
  April 2002                      500,000         500       44,500            -           45,000
  June 2002                     2,850,000       2,850    2,134,650            -        2,137,500
  July 2002                       250,000         250      127,250            -          127,500

Issuance of stock in connection
  with subsidiary
   acquisition.                 2,250,000       2,250       (2,250)           -                -

30 to 1 stock split            (4,498,543)     (4,499)       4,499            -                -

35 to 1 stock split            (5,347,959)     (5,348)       5,348            -                -

Net loss                                -           -            -   (2,827,942)      (2,827,942)
                            -------------- ----------- ------------ ------------ ----------------

Balances, December 31, 2002       157,593        $157    5,031,677   (5,370,007)        (338,173)
                            ============== =========== ============ ============ ================

See accompanying notes to financial statements.

                         MIDWEST VENTURE HOLDINGS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                      Consolidated Statements of Cash Flows





                                                                                        Cumulative from
                                                                                          the period
                                                       For the          For the           March 2000
                                                     year ended       year ended      (inception) through
                                                    December 31,     December 31,         December 31,
                                                         2002             2001               2002
                                                   ----------------  --------------  ---------------------

Cash flows from operating activities:
  Net loss                                          $  (2,827,942)     (2,242,303)             (5,370,007)
  Adjustments to reconcile net income to net cash
    used in operating activities:
      Stock issued for services                         2,470,000       1,907,900               4,377,900
      Stock issued in settlement of litigation            283,840               -                 283,840
      Write down of fixed assets                                -           5,900                   5,900
      Forfeiture of deposits                               36,398           7,537                  43,935
      Increase (decrease) in cash caused
       by changes in:
       Restricted cash                                          -          40,000                       -
       Deposit                                                  -               -                 (43,935)
       Other assets                                             -           6,417                       -
       Accounts payable                                    32,741         100,161                 165,902
                                                     -------------   -------------   ---------------------

          Net cash used in operating activities            (4,963)       (174,388)               (536,465)

Cash flows from investing activities:
  Purchase of furniture, fixtures, and equipment                -               -                  (5,900)
                                                     -------------   -------------   ---------------------

          Net cash provided by investing activities             -               -                  (5,900)

Cash flows from financing activities:
  Proceeds from the issuance of note payable                    -         100,000                 100,000
  Proceeds from loan from affiliate                                        21,742                       -
  Proceeds from loan from shareholder                       4,000          52,209                  28,209
  Proceeds from sale of stock                                   -               -                 414,156
                                                     -------------   -------------   ---------------------

          Net cash provided by financing activities         4,000         173,951                 542,365
                                                     -------------   -------------   ---------------------

          Net (decrease) increase in cash                    (963)           (437)                      -

  Cash at beginning of period                                 963           1,400                       -
                                                     -------------   -------------   ---------------------

  Cash at end of period                             $           -             963                       -
                                                     =============   =============   =====================


  Supplemental disclosure of cash flow information:
    Cash paid for interest                          $           -          31,693
                                                     =============   =============

    Non-Cash activities:
    Conversion of note payable to common stock      $           -          45,000
                                                     =============   =============

    Assumption of net liabilities in connection with
    reverse acquisition                             $           -          89,062
                                                     =============   =============

    Stock issued for acquisition of subsidiary      $       2,250
                                                     =============

See accompanying notes to financial statements.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements

                                December 31, 2002


(1)  Organization

     Saleoutlet.com, Inc. ("Saleoutlet") was incorporated in September 1995 in the state of Nevada. The Company changed its name from Austin Underground, Inc. to Saleoutlet in February 1999. The Company had no operations from inception through March 1999. In March 1999, the Company was reorganized. New management was established and the Company opened its virtual doors on the Web in May 1999. Saleoutlet offered its clients their own "sale site" for a fee. During the quarter ended March 31, 2001, the Company discontinued its web-based business.

     On January 17, 2001, Saleoutlet acquired all of the outstanding common stock of Gatlin Holdings, Inc. ("Gatlin"). For accounting purposes, the acquisition has been treated as an acquisition of Saleoutlet by Gatlin and as a recapitalization ("Reverse Acquisition") of Gatlin. The historical financial statements prior to January 17, 2001 are those of Gatlin. As part of the merger agreement, Saleoutlet changed its name to Gatlin Holdings, Inc. On June 12, 2002, the Company changed its name to Bio Venture Holdings, Inc. and then changed it again to Midwest Venture Holdings, Inc. on August 12, 2002. The Company is in the business of acquiring and developing property and entrepreneurial companies. The Company has not yet earned revenue related to its intended operations.


(2)  Significant Accounting Policies

     (a)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b)  Basic Loss per Common Share

          Basic loss per share is based on the weighted average number of common shares outstanding during each period. In computing dilutive earnings per share, notes payable convertible into common stock were excluded because their effects were antidilutive. The 2001 weighted average common shares outstanding have been adjusted for reverse stock splits that took effect during 2001 and 2002.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements




(2)  Significant Accounting Policies, Continued

     (c)  Income Taxes

          The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets resulting principally from operating losses have not been recognized.

     (d)  Consolidation

          The consolidated financial statements include the accounts of Midwest Venture Holdings, Inc. and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

     (e)  Recent Accounting Pronouncements

          In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001, SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires recognized intangible assets determined to have a finite useful life be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with SFAS No. 142 until its life is determined to no longer be indefinite.

          SFAS No. 141 requires the Company to evaluate its existing intangible assets and goodwill and to make any necessary reclassifications in order to conform with the new separation requirements at the date of adoption.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements


(2)  Significant Accounting Policies, Continued

     (e)  Recent Accounting Pronouncements, Continued

          In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to (a) all entities and (b) legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived assets, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of SFAS No. 143 will have a material impact on our financial position or results of operations.

          Also in August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which established one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation of a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, with early application encouraged. The adoption of SFAS No. 144 had no impact on the Company's financial position or results of operations.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and an amendment of that Statement, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets for Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements


(2)  Significant Accounting Policies, Continued

     (e)  Recent Accounting Pronouncements, Continued

          SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 will have a material impact on its results of operations or financial position.

          In June 2002, the FASB issues SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on our results of operations or financial position.


(3)  Capitalization

     On May 31, 2002, the shareholders of the Company adopted an amendment to the Articles of Incorporation changing the number of common shares the Company has the authority to issue from fifty million (50,000,000) to forty-five million (45,000,000) with a par value of $.001, and providing authority to issue five million (5,000,000) preferred shares, with a par value of $.001.

     The shareholders approved reverse splits of the Company's common shares as follows:
     All shares held as of November 2001, were subject to a 25 to 1 reversal. Each twenty-five (25) shares of the Company's common stock held by a shareholder were exchanged for one (1) share.

     All shares held as of June 10, 2002, were subject to a 30 to 1 reversal. Each thirty (30) shares of the Company's common stock held by a shareholder on June 10, 2002, were exchanged for one (1) share.

     All shares held as of August 20, 2002, were subject to a 35 to 1 reversal. Each thirty (35) shares of the Company's common stock held by a shareholder on August 20, 2002, were exchanged for one (1) share.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements

(4)  Note Payable

     During 2001, the Company issued a 5-year $100,000 8% convertible note payable due November 30, 2006. Interest is payable quarterly in arrears. The holder of the note is eligible to convert the note, or any portion of the note, into shares of stock beginning on the earlier of November 14, 2002, or the date any required payment on the note is not timely made. The conversion price is defined as the lesser of 110% of the closing bid price on the common stock on November 13, 2001 or 75% of the lowest of the closing bid prices for the common stock leading up to and including the conversion date.

     On December 23, 2002, the Company entered into an agreement where the Company is to repay the note balance of $100,000 and also issue 300,000 shares of common stock to the holder of the note as payment for the default on the note. The 300,000 shares of common stock were valued at the share price on December 23, 2002. The default fee payable totaling $9,000 has been included in accounts payable and accrued expenses in accompanying consolidated balance sheet. The payment and issuance of stock have been amended to be due on June 1, 2003.


(5)  Contingency and Credit Risk

     The Company is subject to those general risks associated with development stage companies. As shown in the accompanying financial statements, the Company has not yet earned revenue related to its intended operations, and the net loss during the development period and the need to obtain substantial additional funding to complete its development raises substantial doubt about the entity's ability to continue as a going concern. Further, the Company's business concept and business model are unproven and, accordingly, the Company's viability is uncertain.

     These factors raise substantial doubt about Midwest Venture's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional capital and ultimately to attain profitability. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


(6)  Related Party Transactions

     Members of the board of directors and principal stockholders of Midwest Venture Holdings have made advances to the company. The amount owed as of December 31, 2002 is $28,209. The advances are non-interest bearing.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements

(6)  Related Party Transactions, continued

     A principal stockholder of Midwest Venture Holdings was paid approximately $145,000 during 2001 and 2000 for raising capital.

     The Company performed a share exchange with an entity under common ownership as described in Note 6 below.


(7)  Litigation

     Midwest Venture Holdings was involved in litigation with a third party relating to a contract for the purchase of real estate. The third party claimed that Midwest Venture Holdings breached its obligations under the contract and was seeking payments for real estate taxes and insurance of approximately $10,000. The third party was also seeking forfeiture of the deposit, or payment in full of approximately $235,000 under the contract. The third party was awarded a judgment. The Company wrote off the forfeited deposit during 2002.

     Midwest Venture Holdings is also party to a number of legal matters arising in the ordinary course of its business. While the results of the above-mentioned claims or these other matters cannot be predicted with certainty, Midwest Venture Holdings believes that the final outcome of such litigation will not have a materially adverse effect on the Company's financial condition.

     On January 24, 2002, Midwest Venture Holdings settled litigation between the Company and various shareholders by issuing 1,774,000 shares of stock (1,689 shares after the reverse stock splits) to those shareholders and recorded a charge of $283,840, which was included in general and administrative expenses in the quarter ended March 31, 2002.


(8)  Common Stock Issued for Services

     During 2002 and 2001, the shares of common stock issued to officers, directors, and outside professionals were valued at the share price on the date of issuance.


(9)  Share Exchanges

     On June 12, 2002, Midwest Venture Holdings completed a share exchange with eManager, Inc. which became a wholly-owned subsidiary of the Company. As a result of this share exchange, the Company had acquired new assets consisting mainly of technology used in the management of energy costs in large institutional buildings and hotels. The Company issued 500,000 shares in the exchange. eManager, Inc. terminated the agreement with Gatlin and returned the shares issued. The share issuance was never recorded.

                 MIDWEST VENTURE HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements


(9)  Share Exchanges, Continued

     On June 12, 2002, Midwest Venture Holdings completed a share exchange with International Specialty Seafood, Inc., which became a wholly-owned subsidiary of the Company. As a result of this share exchange, the Company has acquired a specialty marketing company in the seafood business. The Company issued 2,250,000 shares in the exchange (64,285 shares after the reverse stock split). As discussed in Note 6 above, the shareholders of International Specialty Seafood, Inc. are shareholders of Midwest Venture Holdings, Inc.

     The transactions above have been measured at the fair value of the assets received ($0) which the Company has determined is more clearly evident of value. The companies currently have no operations and no assets.


(10) Management Plans and Intentions (Unaudited)

     As described in note 11, the Company intends to complete a share exchange with an entity in order to obtain capital financing. Once complete, the company intends to continue adding wholly-owned subsidiaries to attract additional investors to the company.


(11) Subsequent Event

     In January 10, 2003, the Company completed a share exchange with Inspiration Product Group, Inc. (IPG) for 25,000,000 shares of common stock. IPG had no previous operations and intends to publish and distribute library information internationally. In connection with this share exchange, in January 2003, the Company changed its name to Inspiration Product Group, Inc., the board of directors of the Company resigned and a new board of directors was established.